EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

To the Board of Directors and Shareholders of Catasys, Inc.

Los Angeles, California

We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 Nos. 333-121634, 333-123772, 333-128544, 333-128931, 333-140114, 333-140593, 333-140594, 333-145906, 333-147188, 333-153053, and 333-158407, and on Form S-8 Nos. 333-123773, 333-136446, 333-149766, 333-153054, 333-173662, 333-222276, and 333-229717 of Catasys, Inc. of our report dated March 22, 2019, with respect to the consolidated financial statements of Catasys, Inc. as of and for the year ended December 31, 2017, appearing in the Company’s Annual Report on Form 10-K for the year ended December 31, 2018.

/s/ Rose, Snyder & Jacobs LLP

Encino, California

March 22, 2019